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                                                                   EXHIBIT 3-2




                       CERTIFICATE OF OWNERSHIP AND MERGER

                                     Merging

                           UNITED MERCHANDISING CORP.,
                            a California corporation,

                                  With and Into

                                 NEW BIG 5 CORP.
                             a Delaware corporation



        United Merchandising Corp., a corporation organized and existing under the laws of the State of California does hereby certify that:

        FIRST: United Merchandising Corp. was incorporated on September 7, 1955 pursuant to the California General Corporation Law.

        SECOND: United Merchandising Corp. is the owner of all of the issued and outstanding shares of capital stock of New Big 5 Corp., a corporation incorporated on October 27, 1997, pursuant to the Delaware General Corporation Law.

        THIRD: At a meeting held on November 7, 1997, the Board of Directors of United Merchandising Corp., and by written consent pursuant to Section 603(a) of the California Corporation Law dated as of November 12, 1997 the holders of all of the outstanding capital stock of United Merchandising Corp. entitled to vote, approved and adopted resolutions approving the merger of United Merchandising Corp. with and into New Big 5 Corp. pursuant to Section 1110 of the California General Corporation Law and Section 253 of the Delaware General Corporation Law and the pro rata issuance of stock of New Big 5 Corp. upon surrender of any certificates therefor, effective upon the filing of a Certificate of Ownership and Merger with the Delaware Secretary of State. Such resolutions read as follows:

                      RESOLVED, that United Merchandising Corp. merge with and
               into New Big 5 Corp. with New Big 5 Corp. being the surviving corporation (the "Surviving Corporation") (the "Merger") pursuant to the provisions of Section 1110 of the California General Corporation Law, Section 253 of the Delaware General Corporation Law ("Delaware Law"), and Section 368(a) of the Internal Revenue Code of 1986, as amended (the "IRC");


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                      RESOLVED FURTHER, that the Merger be, and it hereby is,
               approved and authorized;

                      RESOLVED FURTHER, that the Merger shall become effective
               upon the effectiveness of the filing of the Certificate of Ownership and Merger with the Delaware Secretary of State in accordance with Delaware Law (the "Effective Date"), and that upon the Effective Date, the separate existence and corporate organization of United Merchandising Corp. shall cease and New Big 5 Corp. shall thereupon become the Surviving Corporation, which shall continue its existence under Delaware Law;

                      RESOLVED FURTHER, that, upon the Effective Date, New Big 5
               Corp. shall assume all of the debts, obligations and liabilities of United Merchandising Corp.;

                      RESOLVED FURTHER, that, without limitation of the
               immediately preceding resolution, the Surviving Corporation shall assume all of the debts, obligations and liabilities of United Merchandising Corp., with respect to those certain 13-5/8% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes") and under that certain Indenture (the "Indenture") dated as of September 25, 1992 pursuant to which the Senior Subordinated Notes were issued and, following the Merger, shall cause the defeasance of the Senior Subordinated Notes;

                      RESOLVED FURTHER, that, to effectuate the pro rata
               issuance of shares of New Big 5 Corp. in connection with the Merger, each share of outstanding Common Stock of United Merchandising Corp. immediately prior to the Merger shall, upon surrender of any certificates therefor, be exchanged for one share of Common Stock of the Surviving Corporation having the same preferences, privileges and restrictions as the capital stock for which it was exchanged;

                      RESOLVED FURTHER, that the issued and outstanding shares
               of New Big 5 Corp. immediately prior to the Merger shall not be converted in any manner, but each said share which is issued as of the Effective Date shall be surrendered and canceled;


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                      RESOLVED FURTHER, that Article FIRST of the Restated
               Certificate of Incorporation of New Big 5 Corp. shall be amended in the Merger to read in full as follows:

                      "FIRST:  The name of the corporation is Big 5 Corp."

                      RESOLVED FURTHER, that the Bylaws of New Big 5 Corp. shall not be amended in any respect by the Merger and that the officers and directors of New Big 5 Corp. immediately prior to the Effective Date shall be the officers and directors of the Surviving Corporation to hold office until their successors have been duly elected and qualified in accordance with the Restated Certificate of Incorporation and Bylaws of the Surviving Corporation;

                      RESOLVED FURTHER, that upon the Effective Date, all right, title and interest in and to all real estate and other property owned by United Merchandising Corp. shall be allocated to and vested in the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens thereon;

                      RESOLVED FURTHER, that notwithstanding the approval of the sole shareholder of United Merchandising Corp., at any time prior to the effectiveness of the Merger, the Board of Directors of United Merchandising Corp. may amend or terminate the Merger by adopting resolutions to that effect.


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        IN WITNESS WHEREOF, United Merchandising Corp. has caused this
Certificate of Ownership and Merger to be duly executed by its duly authorized officer this _____ day of November, 1997.

                                    United Merchandising Corp.,
                                    a California corporation



                                    By ______________________________

                                    Its _____________________________


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